                                                               EXHIBIT 99.(d)(2)

                                 [LETTERHEAD]

Litton
--------------------------------------------------------------------------------
Corporate                                             Litton Industries, Inc.
                                                      21240 Burbank Boulevard
                                                      Woodland Hills, California
                                                      91367-5575
June 23, 2000
                                                      Tel 818-598-5955
                                                      Fax 818-598-3313
Mr. Kent Kresa                                        brownm@littoncorp.com
Chairman, President and CEO
Northrop Grumman Corporation                          Michael R. Brown
1840 Century Park East                                Chairman and
Los Angeles, CA 90067                                 Chief Executive Officer


     CONFIDENTIALITY AGREEMENT
     -------------------------

Dear Mr. Kresa:

Each of our corporations (each, a `Party") Is engaged in the development, manufacture and sale of various products, services and systems. In connection with our possible mutual interest In exploring a transaction (a "Transaction") Involving some form of teaming arrangement, Joint endeavor or other combination, we have agreed to exchange certain Information about our respective businesses (the "Businesses) that is necessary or useful in evaluating the advisability of consummating a Transaction.

All such information (whether written or oral) that either Party (the "Disclosing Party") furnishes (whether before or after the date hereof) to the other (the "Receiving Party"), all copies thereof and all analyses, compilations, forecasts, studies or other documents prepared by the Receiving Party in connection with its or their review of, or its interest in, a Transaction that contain or reflect any such information are hereinafter referred to as the "Information." The term Information will not, however, Include information that (i) is or becomes publicly available other than as a result of a disclosure by the Receiving Party, (ii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party or its directors, officers, or employees) that is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party, or (iii) is already in the Receiving Party's possession or known by the Receiving Party prior to the above date, provided such Information is not known by the Receiving Party to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party or another party. It is the intent of the Parties that, absent further agreement on this subject, the Information to be provided in accordance with the terms of this Agreement

Mr. Kent Kresa
June 23, 2000
Page 2


shall be disclosed only to a limited group of each Parties' directors, officers and senior employees and shall not be disclosed to any outside accountants, attorneys or other advisors or representatives. Each party shall notify the other of the identity of those persons included in the limited group for such disclosures.

By signing this letter, each Party agrees that:

1. The Receiving Party (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the prior written consent of the Disclosing Party, disclose any Information in any manner whatsoever, and
(ii) will not use any Information other than in connection with its consideration, evaluation, negotiation or consummation of a Transaction.

2. Each Party agrees not to disclose (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the prior written consent of the other Party to any person the fact that the Information exists or has been made available, that a Transaction is being considered or that discussions or negotiations are taking or have taken place concerning a Transaction. If either Party is requested (whether by the press, by any stock exchange or otherwise) to confirm, deny or otherwise comment on the pendency of a Transaction which is subject to the terms of this Agreement, the Parties agree that their responses with respect to such Transaction will be limited to a statement that it is the company's policy not to comment on merger and acquisition matters; provided, however, that if either Party is advised by legal counsel that such a response will not satisfy any applicable disclosure obligation, it will promptly advise the other Party and the Parties will work in good faith to coordinate a response to such disclosure obligation.

3. In the event that a Party is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, it will promptly so notify the other Party so that a protective order or other appropriate remedy may be sought by the other Party. In the event that no such protective order or other remedy is obtained, or that the other Party waives compliance with the terms of this Confidentiality Agreement, such Party will furnish only that portion of the Information that it is advised by legal counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4. If either Party decides not to proceed with a Transaction, it will promptly inform the other Party of that decision and both Parties will either destroy all written Information or return it to the Disclosing Party; provided however, that the both parties

Mr. Kent Kresa
June 23, 2000
Page 3


shall be entitled to retain one copy of any such information in their respective legal departments for the sole purpose of evaluating any claim of non-compliance with this agreement. Any oral Information will continue to be subject to the terms of this Confidentiality Agreement.

5. Each Party acknowledges that neither the other Party, nor any of its officers, directors, employees, representatives, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 as amended ("Affiliates") make any express or implied representation or warranty as to the accuracy or completeness of the Information, and each Party agrees that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. Each Party further agrees that it is not entitled to rely on the accuracy or completeness of the Information and that it will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6. Each Party will advise its officers, directors and employees who are informed of the matters that are the subject of this Confidentiality Agreement of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public Information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such Information.

7. Each Party will designate in writing a point of contact for all (i) communications regarding a Transaction, (ii) requests for additional Information, facility tours or management meetings, and (iii) discussions or questions regarding procedures with respect to evaluation or negotiation of a Transaction. Except for contacts specifically authorized in accordance with the preceding sentence, each party agrees not to have any other contacts with the other Party, or any of its officers, directors, employees or agents concerning the consideration, evaluation, negotiation or consummation of a Transaction.

8. Unless and until a written definitive agreement that provides for a Transaction has been executed, neither Party nor any Affiliate of a Party will have any liability to the other Party with respect to a Transaction, whether by virtue of this Confidentiality Agreement or any other written or oral expression with respect to a Transaction or otherwise. Without limiting the generality of the foregoing, the Parties acknowledge that, prior to the execution of such a written definitive agreement providing for a

Mr. Kent Kresa
June 23, 2000
Page 4


Transaction, each of them may freely investigate, negotiate, commit to, and take any other actions which they may in their sole discretion determine, with respect to any type of business arrangement or transaction, regardless of whether such actions or arrangements would be inconsistent with, or render impractical, a Transaction between the Parties hereto and that either Party may at any time terminate discussion of a Transaction with the other Party.

9. Each Party acknowledges that remedies at law are inadequate to protect the Disclosing Party against any actual or threatened breach of this Confidentiality Agreement by the Receiving Party and, without prejudice to any other rights and remedies otherwise available to the Disclosing Party, the Receiving Party agrees to the granting of injunctive relief in favor of the Disclosing Party without proof of actual damages. In the event of litigation relating to this Confidentiality Agreement, the prevailing Party will be entitled to recover from the other Party its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

10. Each Party agrees that no failure or delay by the other Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any right, power or privilege hereunder.

11. In consideration of each Party providing the Information to the other, without the other Party's prior written consent, for a period of two years from the date hereof neither Party will solicit for employment any of the directors, officers or employees of the other Party with whom they have had dealings under the terms of this Agreement; provided, however, that each Party shall have the right to hire any of the directors, officers or employees of the other Party who may approach such Party on their own Initiative or in response to a newspaper advertizement or similar general solicitation.

12. For a period of two (2) years from the date of this letter agreement, unless specifically consented to in advance at the direction of the other Party, neither Party shall, directly or indirectly: (i) in any manner acquire or offer to acquire, or agree to acquire, directly or indirectly more than one percent (1%) of any securities of the other Party or any of its subsidiaries or any direct or indirect rights, options or interests with respect to any securities or material assets of the other Party or any of its subsidiaries (provided, however, that this subsection (I) shall not limit the exercise of fiduciary duties with respect to either Parties' pension and employee savings plans by the investment managers of such plans over whom the Parties' management exercises no discretion and with whom the Parties' management has had, and will have, no communications

Mr. Kent Kresa
June 23, 2000
Page 5


Whatsoever with respect to the subject matter of this Confidentiality Agreement); (ii) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the,Securities Exchange Act of 1934, as amended (the "Exchange Act") of proxies or consents with respect to securities of the other Party or any of its subsidiaries or initiate any stockholder proposal with respect to the other Party or any of its subsidiaries; (iii) seek to advise, control or influence the management, Board of Directors or policies of the other Party or any of its subsidiaries(other than with respect to matters and Issues not relating to the subject matter of this paragraph), or take action for the purpose of convening a stockholders meeting of the other Party; (iv) make any proposal or any public announcement relating to a tender or exchange offer for securities of the other Party or any of its subsidiaries or a merger, business combination, sale of substantially all assets, liquidation, consolidation or other extraordinary corporate transaction relating to the other Party or any of its subsidiaries or take action which might require the other Party to make a public announcement regarding any of the foregoing; (v) form, join or in any way participate in a "group" within the meaning of Section 13 (d)(3) of the Exchange Act for the purpose of acquiring, holding, voting or disposing of securities of the other Party or any of its subsidiaries or taking any other actions restricted or prohibited under clauses
(i) through (iv) of this paragraph, or take any steps in connection therewith;
(vi) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; (vii) disclose any Intention, plan or arrangements inconsistent with the foregoing; or (viii) advise, assist or encourage any other person in connection with any of the foregoing. If, in the absence of a violation of this paragraph 12 by either of the Parties, any other person or entity undertakes, with respect to one of the Parties (the "Target Party") an action or combination of actions which would constitute a violation of this paragraph 12 if undertaken by either of the Parties, then the non-Target Party shall be released from its obligations under this paragraph 12 with respect to the Target Party.

13. This Confidentiality Agreement will be governed by and construed in accordance with the laws of the State of California applicable to contracts between residents of that State and executed in and to be performed in that State without regard to its conflicts of laws or choice of laws rules.

14. This Confidentiality Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and no modification of this

Mr. Kent Kresa
June 23, 2000
Page 6

Confidentiality Agreement or waiver of the terms and condition hereof will be binding upon either, unless approved in writing by both Parties.

15. Unless a shorter period is specified in a particular paragraph or section of this Confidentiality Agreement with respect to the obligations set forth in that paragraph or section, all obligations herein shall terminate three years from the above date. Please confirm your agreement with the foregoing by signing and returning the duplicate copy of this letter enclosed herewith.

                                        Very truly yours,

                                        /s/ Michael R. Brown
                                        Michael R. Brown
                                        Chairman and Chief Executive Officer
                                        Litton Industries, Inc.


Accepted and Agreed as of the date
first written above:

Northrop Grumman Corporation


By: /s/ Kent Kresa
   --------------------------------
Its: Chairman / Pres. & CEO